Exhibit 3.22

LONGWOOD MIDSTREAM HOLDINGS, LLC

COMPANY AGREEMENT

THIS COMPANY AGREEMENT (this “Agreement”) of Longwood Midstream Holdings, LLC, a Texas limited liability company (the “Company”), dated as of February 10, 2017, is hereby adopted, executed, and agreed to by Longwood Gathering and Disposal Systems, LP, as the sole member of the Company (the “Member”).

ARTICLE I

Organization

1.1 Formation. The Company was formed by filing a Certificate of Formation on February 10, 2017 (“Certificate”) pursuant to and in accordance with the Texas Business Organizations Code (as amended from time to time, the “TBOC”). The Company’s existence began upon the filing of the Certificate and shall continue for the period of duration set forth in the Certificate or until the earlier winding up, liquidation, and termination of the Company in accordance with Article VI.

1.2 Name. The name of the Company is Longwood Midstream Holdings, LLC. The Member may change the name of the Company from time to time. In such event, the Member shall promptly file or cause to be filed in the office of the Secretary of State of the State of Texas an amendment to the Certificate reflecting such change of name.

1.3 Purposes. The purposes of the Company shall be to engage or participate in any other lawful business activities in which a limited liability company organized in the State of Texas may engage or participate.

1.4 Registered Office and Agent. The initial registered agent of the Company is CT Corporation System. The street address of the initial registered office is 1999 Bryan Street, Suite 900, Dallas, TX 75201-3136. The address of the Company’s initial principal place of business is 5400 Lyndon B. Johnson Freeway, Suite 1500, Dallas, Texas 75240. The Member may change such initial registered office, registered agent, or principal place of business from time to time. In such event, the Member shall promptly file or cause to be filed in the office of the Secretary of State of the State of Texas an amendment to the Certificate reflecting any such change.

1.5 Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

ARTICLE II

Capital Contributions

2.1 Capital Contribution. The Member has contributed $100.00 in cash to the Company. The Member may make additional capital contributions to the Company if, as, and when determined by the Member. The capital contribution commitment of the Member (if any, and whether now or hereafter made) is solely for the benefit of the Member and may not be enforced by any creditor, receiver, or trustee of the Company or by any other person.

2.2 No Interest. The Member shall not be entitled to interest on its capital contributions, and any interest actually received by reason of investment of any part of the Company’s funds shall be included in the Company’s property.

ARTICLE III

Management of the Company

3.1 Management. The management, control, and direction of the Company and its operations, business, and affairs shall be vested exclusively in the Manager, who shall have the right, power, and authority, acting solely by himself, by written consent or otherwise, and without the necessity of approval by any other person, to carry out any and all of the purposes of the Company and to perform or refrain from performing any and all acts that the Manager may deem necessary, desirable, appropriate, or incidental thereto. The initial Manager shall be Matthew V. Hairford, who shall serve in that capacity until the earlier of such initial Manager’s resignation, removal or death. The Manager may be removed and replaced, with or without cause, by the Member.

3.2 Liability. Except as otherwise required by the TBOC, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be the debts, obligations, and liabilities solely of the Company, and neither the Member nor the Manager shall be obligated personally for any of such debts, obligations, or liabilities solely by reason of being a Member or Manager of the Company. All duties and liabilities (fiduciary and otherwise) of the Member and Manager are restricted to those expressly stated in this Agreement.

3.3 Officers. The Manager may (i) elect one or more officers of the Company with such titles as the Manager may deem necessary, appropriate, or desirable, and (ii) delegate any or all of his rights, powers, and authority to one or more of such officers as the Manager may from time to time determine.

3.4 Reimbursement of Expenses. The Company shall promptly reimburse the Member or Manager for all reasonable costs and other obligations paid or incurred on behalf of the Company.

ARTICLE IV

Exculpation and Indemnification

4.1 Exculpation. None of the Member, the Manager nor any officer shall be liable, responsible, or accountable in damages or otherwise to the Company by reason of, arising from, or relating to the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company except to the extent that any of the foregoing is determined, by a final, nonappealable order of a court of competent jurisdiction, to have been primarily caused by the gross negligence, willful misconduct, or bad faith of the Member, Manager or officer.

4.2 Indemnification.

(a) General. The Company shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as defined Section 4.2(e)) by reason of the fact that he (i) is or was a Member, Manager or officer of the Company or (ii) while a Member, Manager or officer of the Company, is or was serving at the request of the Company as a director, officer, manager, employee, or agent of a foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, to the fullest extent permitted under the TBOC. Such right shall be a contract right and as such shall run to the benefit of the Member, Manager or any officer who is elected and accepts the position of officer of the Company or elects to continue to serve as an officer of the Company, while this Section 4.2 is in effect.

(b) Advancement of Expenses. Such right shall include the right to be paid by the Company expenses (including, attorneys’ fees, court costs, and costs of investigation and appeal) incurred in defending any such proceeding in advance of its final disposition to the fullest extent permitted under the TBOC. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within 60 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. The Member shall not be required to contribute capital in respect of any indemnification claim under this Section 4.2.

(c) Defenses to Claims. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the TBOC, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including, its independent legal counsel, the Member or the Manager) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Company (including, its independent legal counsel, the Member or the Manager) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

(d) Successors; Remedies; Employees and Agents. In the event of the death of any person having a right of indemnification under the foregoing provisions of this Section 4.2, such right shall inure to the benefit of his heirs, executors, administrators, and personal representatives. The rights conferred in this Section 4.2 shall not be exclusive of any other right that any person may have or hereafter acquire under any law, agreement, or otherwise. The Company may additionally indemnify any employee or agent of the Company to the fullest extent permitted by applicable law.

(e) Definition of Proceeding. As used in this Section 4.2, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

(f) Amendment. Any repeal or amendment of this Section 4.2 shall be prospective only and shall not limit the rights of the Member, Manager or any officer or the obligations of the Company in respect of any claim arising from or related to the services of such Member, Manager or officer in any of the capacities set forth in Section 4.2(a) prior to any such repeal or amendment of this Section 4.2.

ARTICLE V

Distributions and Allocations

5.1 Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Manager. Notwithstanding any other provision of this Agreement to the contrary, the Company, and the Manager on behalf of the Company, shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 101.206 of the TBOC or any other applicable law.

5.2 Allocations of Profits and Losses. All items of income, gain, loss and deduction of the Company shall be allocated to the Member.

ARTICLE VI

Winding-Up and Termination

6.1 Winding Up. The Company shall be wound up upon the first to occur of the following events: (i) the election of the Member to wind up and terminate the Company at any time; (ii) the death, disability, insanity, legal incapacity, bankruptcy, retirement, resignation, or expulsion of the Member; or (iii) the occurrence of any “event requiring winding up” (as defined by the TBOC).

6.2 Accounting. After the winding up of the Company pursuant to Section 6.1, the books of the Company shall be closed, and a proper accounting of the Company’s assets, liabilities, and operations shall be made by the liquidator, all as of the most recent practicable date. The Member shall serve as the liquidator of the Company unless it fails or refuses to serve or the Company has been dissolved as a result of any event specified in Section 6.1(ii). The liquidator shall have all rights and powers that the TBOC confers on any person serving in such capacity. The expenses incurred by the liquidator in connection with the winding up, liquidation, and termination of the Company shall be borne by the Company.

6.3 Termination. The liquidator shall cause the Company to send a written notice of the winding up to each known claimant against the Company as required by Section 11.052 of the TBOC. As expeditiously as practicable, but in no event later than one year (except as may be necessary to avoid unreasonable loss of the Company’s property or business), after the winding up of the Company pursuant to Section 6.1, the liquidator shall cause the Company to apply and distribute its property to discharge, or make adequate provision for the discharge of all of the Company’s liabilities and obligations. If the property of the Company is not sufficient to discharge all of its liabilities and obligations, then the liquidator shall (i) apply the Company’s property, to the extent possible, to the just and equitable discharge of its liabilities and obligations (including liabilities and obligations owed to the Member (other than for distributions)) or (ii) make adequate provision for the application of such property. After the Company has discharged, or made adequate provision for the discharge of, all liabilities and obligations, the liquidator shall distribute the remainder of the Company’s property, in cash or in kind, to the Member. At the time final distributions are made to the Member, a Certificate of Termination in respect of the Company, together with a certificate from the Comptroller of the State of Texas to the effect that all franchise taxes in respect of the Company have been paid (the “Tax Certificate”), shall be filed in the office of the Secretary of State of the State of Texas in accordance with the TBOC. Except as may be otherwise provided by Chapter 11 of the TBOC, the legal existence of the Company shall terminate upon the filing of the Certificate of Termination and the Tax Certificate with the Secretary of State of the State of Texas.

6.4 No Negative Capital Account Restoration Obligation. Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Member, if it has a negative capital account upon final distribution of all cash and other property of the Company, be required to restore such negative capital account to zero.

ARTICLE VII

Miscellaneous

7.1 Amendment. No change, modification, or amendment of this Agreement shall be valid or binding unless such change, modification, or amendment shall be in writing and duly executed by the Member.

7.2 Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid under the applicable law of any jurisdiction, the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby. Also, if any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

7.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (without regard to conflict-of-laws principles thereof).

7.4 Successors and Assigns. Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Member and its legal representatives, successors, and permitted assigns.

7.5 Construction. The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. All references to “Articles” and “Sections” contained in this Agreement are, unless specifically indicated otherwise, references to articles and sections of this Agreement. Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate. As used in this Agreement, the following words or phrases shall have the meanings indicated: (i) “affiliate” means, in respect of any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; (ii) “control” when used in respect of any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (and “controlling” and “controlled” have meanings correlative thereto); (iii) “day” means a calendar day; (iv) “include,” “including,” or their derivatives means “including without limitation”; (v) “laws” means statutes, regulations, rules, judicial orders, and other legal pronouncements having the effect of law; (vi) “or” means “and/or”; and (vii) “person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association, or other form of business or legal entity or governmental entity.

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IN WITNESS WHEREOF, the Member has executed and delivered this Agreement as of the date first above written.

MEMBER:

LONGWOOD GATHERING AND DISPOSAL SYSTEMS, LP

By: Longwood Gathering and Disposal Systems GP, Inc., its General Partner

By:	/s/ Matthew v. Hairford
Name: Matthew V. Hairford
Title: President

[Signature Page to LLC Agreement – Longwood Midstream Holdings, LLC]